EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Kristin Brown
Redwood Trust, Inc.		Investor Relations
Thursday, August 10, 2017		(415) 384-3805

REDWOOD TRUST ANNOUNCES APPOINTMENT OF
DASHIELL ROBINSON AS EXECUTIVE VICE PRESIDENT AND
PROMOTION OF COLLIN COCHRANE TO CHIEF FINANCIAL OFFICER

MILL VALLEY, CA – Thursday, August 10, 2017 – Redwood Trust, Inc. (NYSE:RWT) is pleased to announce and welcome the addition of Dashiell Robinson to the newly formed position of Executive Vice President. Mr. Robinson will oversee Redwood’s financial and portfolio investment functions, as well as partner with Redwood’s CEO and President in further advancing and implementing Redwood’s long-term business strategies. Mr. Robinson comes to Redwood with a strong and broad background in banking and mortgage finance. Mr. Robinson will start in October 2017 and will report to Redwood’s President, Chris Abate.

Redwood’s CEO, Marty Hughes, stated, “When we started our search for a new senior executive, we had a list of the character traits and professional competencies we wanted to see in an ideal candidate, who could immediately be accretive to our business. Dash is the perfect addition to the Redwood executive team.”

Mr. Abate added, “We have worked with Dash extensively in his capacity as a senior member of Wells Fargo’s investment banking business, and feel like his cultural alignment, strategic mindset, and leadership experience put him in a unique position to join our team and make an immediate impact. Marty and I look forward to partnering closely with Dash as we work toward achieving Redwood’s long-term strategic objectives.”

Redwood is also pleased to announce that Collin Cochrane has been promoted to Chief Financial Officer effective September 1, 2017. Mr. Abate has been serving as Redwood’s interim Chief Financial Officer since his promotion to President in July 2016. Mr. Cochrane has served as Redwood’s Controller and Managing Director since March of 2013. Mr. Cochrane will report to Mr. Robinson.

With regards to Mr. Cochrane’s promotion to CFO, Mr. Abate stated, “I could not be more thrilled for Collin and am excited to work with him in his new role as CFO.” Mr. Abate continued, “To see Collin perform so well since he joined us in 2013 as our Controller, and considering his significant past experience, we thought he was the best candidate to step up and support Dash, and broaden the base of our executive team.”

Mr. Robinson has been employed at Wells Fargo Securities since 2009, serving within the Asset-Backed Finance Group as the Head of Mortgage Finance. In that role, Mr. Robinson has led a team of more than 100 banking professionals responsible for financing and distributing a broad range of residential mortgage products and serving more than 150 operating and investing clients of Wells Fargo Securities. Mr. Robinson was a leader on the team that managed the post-crisis development and integration of Wells Fargo Securities’ residential mortgage finance business following the acquisition of Wachovia by Wells Fargo in 2009. Prior to his employment at Wells Fargo, Mr. Robinson was employed within the Structured Credit Products Group at Wachovia Capital Markets from 2001 to 2008, serving in banking, structuring and risk mitigation roles. Mr. Robinson holds a B.A. from Georgetown University.

Prior to joining Redwood, Mr. Cochrane served as chief accounting officer and controller for iStar Financial Inc., where he was employed from 2001 to March 2013. Prior to joining iStar Financial, Mr. Cochrane was employed as an auditor by Ernst & Young LLP from 1999 to 2001. Mr. Cochrane is a certified public accountant and holds a B.S. in Accounting from the Leventhal School of Accounting at the University of Southern California.

For more information about Redwood Trust, Inc., please visit our website at: www.redwoodtrust.com.